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                                                                     EXHIBIT 5.1

                        [COOLEY GODWARD LLP LETTERHEAD]

February 8, 2000

Applied Materials, Inc.
3050 Bowers Avenue
Santa Clara, CA 95054

Ladies and Gentlemen:

We have acted as counsel for Applied Materials, Inc., a Delaware corporation (the "Company") in connection with the merger (the "Merger") and other transactions contemplated by that certain Agreement and Plan of Reorganization, dated as of January 12, 2000, by and among the Company, Boston Acquisition Sub, Inc., a Nevada corporation and a wholly-owned subsidiary of the Company, and Etec Systems, Inc., a Nevada corporation. This opinion is being furnished in connection with a Registration Statement on Form S-4 ("Registration Statement") to be filed by the Company with the Securities and Exchange Commission covering the offer and sale of 16,235,444 shares of the Company's common stock, $0.01 par value per share ("Common Stock"), subject to the exercise of options, to be issued in connection with the Merger.

In rendering this opinion, we have examined the following documents: (i) the Company's Certificate of Incorporation, as amended and Bylaws, as amended, (ii) the resolutions adopted by the Board of Directors of the Company on January 12, 2000, (iii) the Registration Statement, and (iv) such other documents, legal opinions and precedents, corporate and other records of the Company, and certificates of public officials and officers of the Company that we have deemed necessary or appropriate to provide a basis for the below opinion.

Based upon and subject to the foregoing, in our opinion, the shares of Common Stock of the Company which are being offered and sold by the Company pursuant to the Registration Statement, when sold in the manner and for the consideration contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters."


Very truly yours,

Cooley Godward LLP

/s/ KEITH A. FLAUM
----------------------------
    Keith A. Flaum